FOR FURTHER INFORMATION:

                                   Stan Lampe  (Ashland)
                                   (606) 329-4061  (U.S.)

                                   Kai Nielsen  (Statoil)
                                   011 47 52 4972  (Norway)

                                   Glenn Schickler  (Eastern)
                                   (703) 317-2336 (U.S.)

                                   FOR IMMEDIATE RELEASE
                                   May 21, 1997

The Eastern Group to purchase
Blazer Energy domestic E & P holdings

     Ashland, Ky. -- Ashland Inc. (NYSE:ASH) and the Norwegian energy company, Statoil, announced today the signing of a definitive purchase and sale agreement for the outstanding stock of Blazer Energy Corp. (Blazer), a wholly owned subsidiary of Ashland Inc. Blazer is engaged in the exploration for and the development, production, acquisition and marketing of natural gas and oil. Statoil's acquisition of Blazer will be made through its U.S. energy management subsidiary, The Eastern Group, Inc. (Eastern).
     The cash transaction, which includes substantially all of Ashland's domestic oil and gas properties, but excludes international operations, is valued at $566 million and is subject to approval by Statoil's Supervisory Board and federal regulatory authorities. Closing of the transaction is anticipated by July 1, 1997.
     Harald Norvik, president and chief executive of Statoil, said "the acquisition of Blazer reflects our strong commitment to the North American energy market. Blazer's Appalachian Basin properties will be retained by Eastern, while its Gulf of Mexico properties will be operated by Statoil Exploration (U.S.) Inc. (SEUS), another of Statoil's three U.S. operating companies. This acquisition will substantially enhance Eastern's ability to serve its end user customer base with strategically located reserves, while the Gulf properties will provide SEUS a valuable stepping stone to its ambitions in deeper waters off the Gulf Coast."

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     David  A.  Dresner,  president  and  chief  executive  of  Alexandria,
Va.-based Eastern, said, "the combination of Blazer with Eastern will create the Appalachian Basin's largest natural gas producer." Mr. Dresner and Egil Endresen, president of Houston-based SEUS, indicated they hope to retain a large number of Blazer's employees.
     Statoil, one of the world's largest net sellers of crude oil and a substantial supplier of natural gas to continental Europe, is also engaged in the refining and marketing of petroleum products as well as the development of power generating facilities and other downstream businesses. Through its Stamford, Conn.-based subsidiary, Statoil North America Inc., Statoil supplies approximately 500,000 barrels per day of crude oil and refined products to North America.
     Ashland Inc. is a large energy and chemical company engaged in petroleum refining and marketing; coal; and highway construction.

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